Exhibit 99

Shareholder and Financial Analyst Contact:
Jim Jacobson Director of Investor Relations Phone: (515) 284-2633 E-Mail: jim.jacobson@meredith.com

Media Contact:
Art Slusark Vice President/Corporate Communications Phone: (515) 284-3404 E-Mail: art.slusark@meredith.com

MEREDITH CORPORATION REPORTS
20 PERCENT EARNINGS GROWTH IN FIRST FISCAL QUARTER

DES MOINES, Iowa, October 29, 2003-Meredith Corporation (NYSE:MDP) today reported results for the first quarter of fiscal 2004 ended September 30, 2003. Net earnings were $19.8 million, or $0.38 per share, up 20 percent from $16.5 million, or $0.32 per share, before the cumulative effect of a change in accounting principle in the comparable quarter ended September 30, 2002.

William T. Kerr, Meredith's Chairman and Chief Executive Officer, stated, "Both of our business groups outperformed their peers and continued executing their growth strategies to drive strong results."

In broadcasting, the Company's revenues rose 3 percent compared to an industry-wide decline of 2 percent, according to industry metrics, as Meredith overcame the challenge of replacing political advertising revenue in the comparable quarter. Kerr commented, "We continued to improve our news ratings, add newscasts, leverage our publishing assets through our Cornerstone programs, and translate our ratings gains to revenue growth."

In publishing, the Company's magazines gained market share and grew advertising pages 10 percent compared with an industry decline of 3 percent, according to Publishers Information Bureau (PIB). Kerr said, "In addition, we benefited from our December 2002 acquisition of the American Baby Group, the continued circulation expansion of our mid-size titles, and the growth of our non-magazine operations."

Total Company revenues rose 9 percent in the first quarter to $272.7 million from $250.1 million. Total advertising revenues were $164.9 million, up 11 percent from $149.1 million.

Operating Highlights

Broadcasting

Operating profit grew 3 percent to $11.6 million from $11.3 million in the comparable quarter. Kerr commented, "This was a notable achievement given the difficult political advertising comparisons. Most other broadcasters experienced profit declines."

Broadcasting revenues increased 3 percent to $66 million from $64.2 million. Kerr said, "Replacing $6.3 million in net political advertising revenue, or 10 percent of total broadcasting revenues, in the first quarter of fiscal 2003 was an outstanding achievement." Excluding political revenues, broadcasting revenues increased 13 percent.

The group continued its turnaround by improving ratings and translating previous ratings gains to produce another positive quarter. Kerr added, "We made strides in our largest markets, which provide the most upside potential. For example, KPTV, our FOX affiliate in Portland, had the number one prime-time newscast in the top 30 markets in the July ratings book. KPHO, our CBS affiliate in Phoenix, improved ratings for all of its newscasts."

Revenues from Meredith's Cornerstone programs more than doubled in the first quarter. These programs combine content from the Company's leading magazines such as Better Homes and Gardens and Ladies' Home Journal with local advertising.

As previously announced, the Company acquired a low-power station in Springfield, MA-the country's 106th largest market-and obtained the CBS affiliation. Kerr elaborated, "Starting a network affiliate in a market this size is a unique opportunity and a great example of our ability to create additional revenue sources. We will sell advertising in the local market as the station, WSHM, begins broadcasting at the start of calendar 2004. In time we will add local news to increase service to viewers and advertisers."

Publishing

Operating profit increased 14 percent to $33 million from $28.9 million. Total publishing revenues rose 11 percent, driven by the American Baby Group and the Company's book and integrated marketing operations.

Kerr commented, "As expected, the American Baby Group is proving to be an excellent acquisition. Its financial performance was in line with our expectations. It has expanded our magazine portfolio's reach to younger readers and the rapidly growing Hispanic market. Additionally, it added more than 9 million names to our industry-leading database."

Meredith's two largest titles, Better Homes and Gardens and Ladies' Home Journal, grew combined advertising pages 9 percent. According to PIB, the two magazines increased their combined share of advertising revenues in the women's service field to 44 percent for the 12 months ended with the September issues. Kerr said, "Our magazines benefited from a flight to quality as consumers and advertisers continued to turn to leading titles such as our premier home and family publications."

The Company's mid-size titles-Country Home, Traditional Home, MORE and Midwest Living-continued their strong advertising growth in the first quarter. Kerr said, "We are also benefiting from expanding their circulation. Currently, their collective rate base is more than 3.8 million, nearly as large as that of Ladies' Home Journal. Country Home is already more than 1 million, and we expect to raise the rate base of the others to that level in time. Higher rate bases are important because they allow us to increase advertising rates and attract non-endemic advertisers."

Meredith's book operations produced significant growth in the first quarter, led by sales of new books based on the hit decorating show Trading Spaces. For example, Paige by Paige: A Year of Trading Spaces peaked at number three on The New York Times bestseller list for paperback nonfiction. Continuing demand for the 12th edition of the Better Homes and Gardens New Cook Book for the holiday season also was a top contributor to the book operations' performance.

Other Financial Information

Net interest expense declined to $5.8 million in the first quarter from $8.3 million in the comparable quarter. Total debt decreased to $355 million as of September 30, 2003 from $375 million as of June 30, 2003. During the quarter, the Company repurchased approximately 100,000 shares of its stock as part of its ongoing share repurchase program.

In the first quarter of fiscal 2003, the Company recorded an after-tax charge of $85.7 million, or $1.68 per share, in connection with its adoption of SFAS No. 142, which relates to the accounting for goodwill and other intangible assets. Including this charge, the Company reported a net loss of $69.3 million, or $1.36 per share, for that quarter.

Outlook

Net political advertising revenues were $14.1 million, or 17 percent of total broadcasting revenues, in the second quarter of fiscal 2003. They were more than double the $6.3 million in the first quarter of fiscal 2003 and make second quarter fiscal 2004 comparisons extremely challenging. For the second quarter of fiscal 2004, broadcast pacings, which are a snapshot in time and change frequently, are currently running down in the high single digits. Publishing advertising revenues are currently running up in the high twenties; excluding the American Baby Group, they are running up in the high teens.

For the second quarter of fiscal 2004 and the full year, management believes the First Call consensus estimates of $0.36 and $2.05 per share, respectively, are achievable.

Conference Call Webcast

Meredith will host a conference call on October 29, 2003 at 11:00 a.m. EST (10 a.m. CST) to discuss first quarter results. A live webcast will be accessible to the public on the Company's web site www.meredith.com. The webcast will remain available until November 5, 2003.

Rationale for Use of and Access to Non-GAAP Measures

Non-GAAP measures such as EBITDA should be construed not as alternative measures of, but as supplemental information to, the Company's net earnings and income from operations as defined under GAAP.

Management uses and presents EBITDA and GAAP results to evaluate and communicate the performance of the Company. Because of EBITDA's focus on the Company's results from operations before depreciation and amortization, management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and underlying trends. EBITDA is a common alternative measure of performance used by investors, financial analysts, lenders and rating agencies. These groups use EBITDA and other measures to estimate the value of a company and to evaluate a company's ability to meet its debt service requirements. Management believes broadcasting revenues excluding net political advertising are helpful in making period-to-period comparisons between political and non-political years. Reconciliations of GAAP to non-GAAP measures are included in Table 1. The attached financial statements and reconciliation tables will be made available on the Company's web site. Interested parties should go to http://www.meredith.com/investors/index.html and click on "Regulation G Data" in the navigation bar on the left side of the page.

Safe Harbor

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Note All earnings per share figures in the text of this release are diluted. Basic and diluted earnings per share can be found in the attached income statements.

About Meredith Corporation

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 17 magazine brands, including Better Homes and Gardens, Ladies' Home Journal and American Baby, and more than 160 special interest publications. Meredith owns 12 television stations- including properties in top-25 markets such as Atlanta, Phoenix and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, DaimlerChrysler, and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 75 million names, is the largest domestic database among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 25 web sites and strategic alliances with leading Internet destinations.

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Loss) - Unaudited

	Three Months Ended September 30		Percent Change
	2003	2002
(In thousands except per share data)
Revenues
Advertising	$164,867	$149,071	10.6%
Circulation	60,631	62,838	(3.5)%
All other	47,172	38,153	23.6%
Total revenues	272,670	250,062	9.0%
Operating costs and expenses
Production, distribution and editorial	123,051	110,235	11.6%
Selling, general and administrative	104,038	97,514	6.7%
Depreciation and amortization	7,479	7,155	4.5%
Total operating costs and expenses	234,568	214,904	9.2%
Income from operations	38,102	35,158	8.4%
Interest income	49	198	(75.3)%
Interest expense	(5,848)	(8,504)	(31.2)%
Earnings before income taxes and cumulative
effect of change in accounting principle	32,303	26,852	20.3%
Income taxes	12,502	10,392	20.3%
Earnings before cumulative effect of
change in accounting principle	$19,801	$16,460	20.3%
Cumulative effect of change in accounting
principle, net of taxes	-	(85,749)	(100.0)%
Net earnings (loss)	$19,801	$(69,289)	NM

Basic earnings (loss) per share
Before cumulative effect of change in accounting principle	$0.39	$0.33	18.2%
Cumulative effect of change in accounting principle	-	(1.73)	(100.0)%
Net basic earnings (loss) per share	$0.39	$(1.40)	NM
Basic average shares outstanding	50,179	49,494	1.4%

Diluted earnings (loss) per share
Before cumulative effect of change in accounting principle	$0.38	$0.32	18.8%
Cumulative effect of change in accounting principle	-	(1.68)	(100.0)%
Net diluted earnings (loss) per share	$0.38	$(1.36)	NM
Diluted average shares outstanding	51,557	50,891	1.3%

Dividends paid per share	$0.095	$0.090	5.6%

NM-Not meaningful

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months Ended September 30		Percent Change
	2003	2002
(In thousands)
Revenues
Publishing	$206,671	$185,868	11.2%
Broadcasting	65,999	64,194	2.8%
Total revenues	$272,670	$250,062	9.0%

Operating Profit
Publishing	$33,000	$28,938	14.0%
Broadcasting	11,649	11,320	2.9%
Unallocated corporate	(6,547)	(5,100)	(28.4)%
Income from operations	38,102	35,158	8.4%

Depreciation /amortization
Publishing	$2,519	$2,529	(0.4)%
Broadcasting	4,288	4,120	4.1%
Unallocated corporate	672	506	32.8%
Total depreciation/amortization	$7,479	$7,155	4.5%

EBITDA
Publishing	$35,519	$31,467	12.9%
Broadcasting	15,937	15,440	3.2%
Unallocated corporate	(5,875)	(4,594)	(27.9)%
Total EBITDA	$45,581	$42,313	7.7%

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30	June 30
Assets	2003	2003
(In thousands)
Current assets
Cash and cash equivalents	$9,403	$22,294
Accounts receivable, net	160,036	144,717
Other current assets	120,769	101,418
Total current assets	290,208	268,429
Property, plant and equipment, net	200,404	201,484
Other assets	92,081	91,754
Intangibles, net	683,096	683,223
Goodwill	191,032	191,831
Total assets	$1,456,821	$1,436,721

	(Unaudited)
	September 30	June 30
Liabilities and Shareholders' Equity	2003	2003
(In thousands)
Current liabilities
Accounts payable and accruals	$135,341	$135,512
Other current liabilities	176,433	161,687
Total current liabilities	311,774	297,199
Long-term debt	355,000	375,000
Other noncurrent liabilities	274,304	263,757
Total liabilities	941,078	935,956
Shareholders' equity
Common stock	40,270	40,181
Class B stock	9,915	9,969
Other shareholders' equity	465,558	450,615
Total shareholders' equity	515,743	500,765
Total liabilities and shareholders' equity	$1,456,821	$1,436,721

Meredith Corporation and Subsidiaries
Table 1

Consolidated EBITDA, which is reconciled to net earnings (loss) in the following tables, is defined as net earnings before interest, taxes, depreciation and amortization. Segment EBITDA is a measure of segment earnings before depreciation and amortization. Segment EBITDA margin is defined as segment EBITDA divided by segment revenues.

	Three Months ended September 30
	2003
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$206,671	$65,999	$-	$272,670
Operating profit	$33,000	$11,649	$(6,547)	$38,102
Depreciation and amortization	2,519	4,288	672	7,479
EBITDA	$35,519	$15,937	$(5,875)	45,581
Less:
Depreciation and amortization				(7,479)
Net interest expense				(5,799)
Income taxes				(12,502)
Net earnings				$19,801
Segment EBITDA margin	17.2%	24.1%

	Three Months ended September 30
	2002
	Publishing	Broadcasting	Unallocated Corporate	Total
(In thousands)
Revenues	$185,868	$64,194	$-	$250,062
Operating profit	$28,938	$11,320	$(5,100)	$35,158
Depreciation and amortization	2,529	4,120	506	7,155
EBITDA	$31,467	$15,440	$(4,594)	42,313
Less:
Depreciation and amortization				(7,155)
Net interest expense				(8,306)
Income taxes				(10,392)
Earnings before cumulative effect of change in accounting principle				16,460
Cumulative effect of change in accounting principle				(85,749)
Net loss				$(69,289)
Segment EBITDA margin	16.9%	24.1%

The following table provides reconciliations of broadcasting segment revenues to broadcasting revenues excluding net political advertising revenues.

	Three Months
	Ended September 30		Percent
	2003	2002	Change
(In thousands)
Broadcasting segment revenues	$65,999	$64,194	2.8%
Less net political advertising revenues	$(349)	$(6,272)	(94.4)%
Broadcasting revenues excluding political	$65,650	$57,922	13.3%